Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 15, 2017, relating to the consolidated financial statements of MACOM Technology Solutions Holdings, Inc., appearing in the Annual Report on Form 10-K of MACOM Technology Solutions Holdings, Inc. for the year ended September 29, 2017 and our report dated November 15, 2017, relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K/A of MACOM Technology Solutions Holdings, Inc. for the year ended September 29, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA
June 8, 2018